Exhibit 99.3

Wells Real Estate Fund X, L.P. Fact Sheet	X

DATA AS OF JUNE 30, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	48%	12/10/96	$8,137,994	3/15/05	$12,000,000	$5,645,061
Avaya	100%	48%	6/24/98	$5,512,472	N/A	N/A	N/A
Cort	SOLD	33%	7/31/98	$6,566,430	9/11/03	$5,770,000	$1,818,114
47320 Kato Road (Formerly known as Fairchild Technologies)	100%	13%	7/21/98	$8,983,110	N/A	N/A	N/A
360 Interlocken Boulevard	97%	48%	3/20/98	$8,567,344	N/A	N/A	N/A
Iomega	100%	48%	7/1/98	$5,934,250	N/A	N/A	N/A
1315 West Century Drive (Formerly known as Ohmeda)	0%	48%	2/13/98	$10,361,070	N/A	N/A	N/A
WEIGHTED AVERAGE	68%

*	The Acquisition Price does not include the upfront load.

FUND FEATURES

OFFERING DATES	December 1996 – December 1997

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	78% to 22%

AMOUNT RAISED	$27,128,912

Please note that the figures in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund X is in the holding phase of its life cycle. The fund now owns interests in five assets, having sold the Cort and Alstom Power buildings. At this time our focus involves increasing the overall occupancy level within the portfolio and concentrating on re-leasing and marketing efforts that we believe will deliver the best operating performance for our investors.

The sale of the Alstom Power building was a great start for 2005. The sale price of $12,000,000 was well above the original purchase price for this asset. We also announced the next net sale proceeds distribution, scheduled for the fourth quarter 2005, totaling $4,850,000 from the sales of Cort and Alstom Power.

The overall portfolio occupancy has dropped to 68%, and we face some near-term leasing issues that may negatively affect our operating performance. The 1315 West Century Drive building is now vacant, and we have a small amount of vacant space to lease at 360 Interlocken. While these leasing challenges may impact performance, we are working aggressively with potential tenants in these markets to minimize any negative effects, as evidenced by our recent leasing successes.

The second quarter 2005 operating distributions to the Class “A” unit holders were 2.5%, a decrease from the 4.5% rate in the prior quarter. The General Partners anticipate that operating distributions may be reserved or remain low in the near term, given the anticipated capital needs for re-leasing the 1315 West Century Drive building and the small amount of vacant space at 360 Interlocken. Once the details surrounding the extent of the capital requirements become known, the General Partners will evaluate if distributions of the remaining net sale proceeds from the Alstom Power sale are appropriate.

Note that the Cumulative Performance Summary on the back page provides a high-level overview of the fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund X, L.P. Fact Sheet	X

DATA AS OF JUNE 30, 2005

Property Summary

•	The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $5,645,061 were allocated to Fund X, and $4,066,886 of these proceeds is included in the planned distribution in the fourth quarter 2005. The remaining $1,578,175 is being reserved to fund anticipated re-leasing costs at the 1315 West Century Drive and 360 Interlocken buildings.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2008.

•	The Cort building was sold in September 2003, and net sale proceeds of $1,818,114 have been allocated to the fund. In November 2004, we distributed $1,035,000 of these proceeds to the limited partners. The remaining $783,114 is included in the planned distribution in the fourth quarter 2005.

•	We have signed a new lease at 47320 Kato Road, located in Fremont, California, in the Silicon Valley area. TCI International previously subleased the building from Fairchild Technologies. We have now completed a direct lease with TCI, beginning in December 2004 and extending through November 2009.

•	The 360 Interlocken Boulevard property is located in the Broomfield submarket of Denver, Colorado. The majority of this building is leased to Gaiam through May 2008, now that we have successfully extended its lease for three years. We signed a new lease in the second quarter that increased the building occupancy to 97%. We also continue to pursue tenants for the remaining vacancy at this property.

•	The Iomega building, located in Ogden, Utah, outside Salt Lake City, is 100% leased through April 2009.

•	The 1315 West Century Drive building is located in Louisville, Colorado, adjacent to the Broomfield submarket. The lease for this property expired in April 2005, and we are aggressively pursuing leasing opportunities for this asset.

For further information, please refer to Fund X’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/04(3)
PER “A” UNIT	$10	$6.07	N/A	$0.08	$6.19
PER “B” UNIT	$10	$0.00	$8.24	$1.85	$9.73

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2004 Form 10-K for this partnership.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	4.50%	2.50%	—	—	—
2004	6.75%	4.50%	Reserved	2.00%	3.31%
2003	7.75%	7.00%	8.50%	7.25%	7.63%
2002	8.50%	8.50%	8.50%	8.50%	8.50%
2001	9.75%	10.00%	9.75%	9.75%	9.81%
2000	9.50%	9.75%	9.75%	10.00%	9.75%
1999	10.00%	9.24%	9.48%	9.39%	9.53%
1998	4.77%	8.00%	8.25%	10.01%	7.76%
1997	0.00%	0.00%	0.00%	2.72%	0.68%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2004	2003	2002	2001	2000	1999
10.38%	20.56%	13.43%	11.94%	9.91%	9.83%

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFLYPROFCTSHQ205-07	© 2005 Wells Real Estate Funds